                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/X/ Preliminary Proxy Statement
/_/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/_/ Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:
   N/A
   -----------------------------------------------------------------------------


2) Aggregate number of securities to which transaction applies:
   N/A
   -----------------------------------------------------------------------------


3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   N/A
   -----------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:
   N/A
   -----------------------------------------------------------------------------


5) Total fee paid:
   $0
   -----------------------------------------------------------------------------

/_/ Fee paid previously with preliminary materials:  N/A

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:
                               -------------------------------------------------

    2) Form, Schedule or Registration No.
                                          --------------------------------------

    3) Filing party:
                     -----------------------------------------------------------

    4) Date filed:
                   -------------------------------------------------------------

                               Preliminary Copies

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS


         The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company"), a Bermuda company, will be held at the offices of Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, on December 14, 1999 at 10:00 A.M., for the following purposes:

          1. To elect seven directors to serve until the next Annual General Meeting of Shareholders;

          2. To consider and act upon an amendment to the Company's Bye-laws to effect a one-for-eight reverse stock split of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock, and in connection with the reverse stock split, to increase the authorized share capital of the Company;

          3. To consider and act upon an amendment to the Company's Bye-laws permitting the Board of Directors to (i) set the maximum number of directors to serve on the Board of Directors and (ii) fill vacancies on the Board of Directors;

          4. To receive and adopt the financial statements of the Company for the Company's fiscal year ended December 31, 1998, together with the auditors' report thereon; and

          5. To appoint Arthur Andersen & Co. as auditors for the Company and to authorize the directors to approve their fee.

         The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

         Only shareholders of record at the close of business on October 29, 1999 are entitled to notice of and to vote at the meeting.

                                  By order of the Board of Directors,

                                  NICOLAS G. TROLLOPE
                                  Secretary

Hamilton, Bermuda
November 17, 1999

IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                          -----------------------------

           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                December 14, 1999

                          -----------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company" or "CME"), a Bermuda company, for use at the Annual General Meeting of Shareholders of the Company (the "Meeting") to be held at the offices of Conyers, Dill & Pearman, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, on December 14, 1999, at 10:00 A.M., and at any adjournments thereof.

         Shareholders may vote their shares either by signing and returning the proxy card accompanying this Proxy Statement or by touch-tone telephone. Instructions for telephone voting are set forth on the accompanying proxy card. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

         The registered office of the Company is located at Clarendon House, Church Street, Hamilton HM CX, Bermuda. Certain subsidiaries of Central European Media Enterprises Ltd. also maintain offices at Swan House, 52 Poland Street, London W1V 3DF, England. The date on which this Proxy Statement and the enclosed form of proxy will be first sent to shareholders is on or about November 17, 1999.

         Shareholders of record of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") at the close of business on October 29, 1999 shall be entitled to one vote for each share then held. Shareholders of record of the Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock") at the close of business on October 29, 1999 shall be entitled to ten votes for each share then held. The Class A Common Stock and the Class B Common Stock shall be voted on all matters presented as a single class. There were issued and outstanding at the close of business on October 29, 1999, 18,506,849 shares of Class A Common Stock and 7,177,269 shares of Class B Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of October 29, 1999 with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of October 29, 1999, by
(i) each shareholder known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities, (ii) each director and nominee for director of the Company, (iii) the Chief Executive Officer, the two former Chief Executive Officers and the other executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

                                          Beneficial Ownership of       Beneficial Ownership of             Common Stock
                                              Class A Common                Class B Common              ---------------------
                                                 Stock (a)                       Stock                    % of           %
                                           ----------------------       ------------------------         Voting       Owner-
Name of Beneficial Owner                   Number         Percent         Number         Percent        Power(b)      Ship(b)
------------------------                   ------         -------         ------         -------        --------      -------
Ronald S. Lauder(1)(13)............       331,000(23)         1.8%     7,313,095(30)        91.0%        71.5%          28.4%
Frederic T. Klinkhammer............       191,000(24)         1.0             --              --           *              *
Peter R. Goldscheider..............            --              --             --              --           --             --
Robert R. Grusky...................            --              --             --              --           --             --
Herbert S. Schlosser...............        94,000(25)           *             --              --           *              *
Nicolas G. Trollope(2).............         1,700               *             --              --           *              *
John A. Schwallie..................       171,667(26)           *             --              --           *              *
All directors and executive
  officers as a group (7 persons)..       789,367(27)         4.1      7,313,095(30)        91.0         71.5           29.7
Jacob Z. Schuster..................            --              --             --              --           --             --
Marie-Monique Steckel..............            --              --             --              --           --             --
Michel Delloye (3) ................        87,500(28)           *             --              --           *              *
Leonard M. Fertig(4)...............       325,000(29)         1.7             --              --           *             1.2
Vladimir A. Goussinsky(5)..........     4,166,318            22.5             --              --          4.6           16.2
Mercury Asset Management plc(6)....     2,169,950            11.7             --              --          2.4            8.4
Warburg, Pincus Asset Management,
  Inc.(7)..........................     2,042,600            11.0             --              --          2.3            8.0
Stephen L. Farley(8)(14)...........     1,830,750             9.9             --              --          2.0            7.1
Labrador Partners L.P.(8)(15) .....     1,600,000             8.6             --              --          1.8            6.2
ValueVest Management Company,
  LLC(9)(16).......................     1,251,000             6.8             --              --          1.4            4.9
Capital Research and Management
  Company(10)(17)..................     1,235,000             6.7             --              --          1.4            4.8
SMALLCAP World Fund, Inc.(10)(18)..     1,170,000             6.3             --              --          1.3            4.6
ValueVest Partners, L.P.(9)(19)....     1,076,000             5.8             --              --          1.2            4.2
Mark A. Reily(11)(20)..............       942,200             5.1             --              --            1            3.7
Leonard A. Lauder(12)(21) .........            --              --      1,368,568            19.1         15.2            5.3
EL/RSLG Media, Inc.(1)(22).........            --              --        646,895             9.0          7.2            2.5

----------------------
 *  Less than 1.0%

(a) Does not include 7,177,269 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.

(b) Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the only authorized classes of the Company's capital stock with shares outstanding.

(1) The address of each of the shareholders indicated is Suite 4200, 767 Fifth Avenue, New York, New York 10153.

(2) These shares are owned beneficially by the Proverbs Trust of which Mr. Trollope and his wife are co-trustees and beneficiaries.

                                              (Footnotes continued on next page)

     (Footnotes continued from previous page)

(3) Resigned as President, Chief Executive Officer and a director of the Company on March 23, 1999. Mr. Delloye is no longer required to file
     Section 16 reports with the Securities and Exchange Commission in connection with his beneficial ownership of the Company's securities. The Company is not aware of any shares of its stock beneficially owned by Mr. Delloye other than those set forth herein.

(4) Resigned as President and Chief Executive Officer of the Company on March 26, 1998 and as a director of the Company on May 1, 1998. Mr. Fertig is no longer required to file Section 16 Reports with the Securities and Exchange Commission in connection with his beneficial ownership of the Company's securities. The Company is not aware of any shares of its stock beneficially owned by Mr. Fertig other than those set forth herein.

(5) Information in respect of the beneficial ownership of Mr. Vladimir A. Goussinsky (other than percentage ownership) is based upon a statement on
     Schedule 13D, dated October 22, 1999, filed jointly by Mr. Goussinsky, Elemental Limited, Media Most Limited, Media Most B.V., Zao Media Most and Dr. Andre V. Tsimailo. The address of Mr. Goussinsky, Zao Media Most and Dr. Andre V. Tsimailo is ulitsa Novy Arbat 36, Moscow 121205 Russian Federation. The address of Elemental Limited and Media Most Limited is 57/63 Line Wall Road, Gibraltar. The address of Media Most B.V. is Locatellikade 1, 1076 AZ, Amsterdam, Netherlands.

(6) Information in respect of the beneficial ownership of Mercury Asset Management plc (other than percentage ownership) is based upon a statement on Schedule 13D, dated December 3, 1997, filed by such person. The address of Mercury Asset Management plc is 33 King William Street, London, EC4R 9AS, England.

(7) Information in respect of the beneficial ownership of Warburg, Pincus Asset Management, Inc. (other than its percentage ownership) is based upon a statement on Schedule 13G filed by such person. The address of Warburg, Pincus Asset Management, Inc. is 466 Lexington Avenue, New York, New York 10017.

(8) Information in respect of the beneficial ownership of Stephen L. Farley and Labrador Partners L.P. (other than percentage ownership) is based upon a statement on Schedule 13G filed jointly by such persons. The address of Mr. Farley and Labrador Partners L.P. is 655 Third Avenue, Suite 2520, New York, New York 10017.

(9) Information in respect of the beneficial ownership of ValueVest Management Company, LLC and ValueVest Partners, L.P. (other than percentage ownership) is based upon a statement on Schedule 13G filed jointly by such persons. The address of ValueVest Management Company, LLC and ValueVest Partners, L.P. is One Sansome Street, 39th Floor, San Francisco, California 94104.

(10) Information in respect of the beneficial ownership of Capital Research and Management Company and SMALLCAP World Fund, Inc. (other than percentage ownership) is based upon a statement on Schedule 13G filed jointly by such persons. The address of both Capital Research and Management Company and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company is an investment adviser which advises SMALLCAP World Fund, Inc., an investment company.

(11) Information in respect of the beneficial ownership of Mark A. Reily (other than percentage ownership) is based upon a statement on Schedule 13G filed by such person. The address of Mr. Reily is 260 Broadway, Suite 2-D, New York, New York 10013.

(12) Information in respect of the beneficial ownership of Leonard A. Lauder (other than his percentage ownership) is based upon a statement on Schedule 13D, dated January 25, 1996, filed by such person. The address of Mr. Leonard Lauder is c/o The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

                                              (Footnotes continued on next page)

     (Footnotes continued from previous page)

(13) 120,034 of these shares of Class B Common Stock are owned directly by Ronald S. Lauder, 3,385,417 of these shares of Class B Common Stock are owned beneficially by RSL Investments Corporation, 1,515,000 of these shares of Class B Common Stock are owned beneficially by RSL Capital LLC and 577,788 of these shares of Class B Common Stock are owned beneficially by Duna Investments, Inc., all of which are owned by Mr. Lauder. 210,461 of these shares of Class B Common Stock are held by RAJ Family Partners L.P. and beneficially owned by Mr. Lauder, and 646,895 of these shares of Class B Common Stock are held by EL/RSLG Media, Inc., of which 50% of the common stock outstanding is beneficially owned by the 1995 Estee Lauder RSL Trust and beneficially owned by Mr. Lauder.

(14) 1,600,000 of these shares are also included in the shares reported as being beneficially owned by Labrador Partners L.P. Mr. Farley is the managing general partner of Labrador Partners L.P.

(15) These shares are also included in the shares reported as being beneficially owned by Stephen L. Farley, the managing general partner of Labrador Partners L.P.

(16) 1,076,000 of these shares are also included in the shares reported as being beneficially owned by ValueVest Partners, L.P. ValueVest Management Company, LLC is the general partner of ValueVest Partners, L.P.

(17) 1,170,000 of these shares are also included in the shares reported as being beneficially owned by SMALLCAP World Fund, Inc., which is advised by Capital Research and Management Company.

(18) These shares are also included in the shares reported as being beneficially owned by Capital Research and Management Company, which advises SMALLCAP World Fund, Inc.

(19) These shares are also included in the shares reported as being beneficially owned by ValueVest Management Company, LLC, the general partner of ValueVest Partners, L.P.

(20) 81,000 of these shares are owned directly by Mark A. Reily, 32,000 of these shares are owned by an IRA F/B/O Reily, 10,000 shares are owned by a SEP IRA F/B/O Reily, 693,000 shares are owned by Media Group Partners, L.P. which has a sole general partner, Media Group Management, Inc., of which Mark A. Reily is a 75% shareholder, and 125,300 shares of Common Stock owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Mark A. Reily is a 50% shareholder.

(21) 285,239 of these shares of Class B Common Stock are owned directly by Leonard A. Lauder. 646,895 of these shares of Class B Common Stock are held by EL/RSLG Media, Inc., of which 50% of the common stock outstanding is beneficially owned by the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a co-trustee and beneficiary. 436,434 of these shares of Class B Common Stock are held by LWG Family Partners L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder.

(22) These shares are also included in the shares reported as being beneficially owned by Ronald S. Lauder and Leonard A. Lauder.

(23) Represents shares of Class A Common Stock underlying (i) warrants which are currently exercisable at exercise prices per share of $16.10 and $30.25 on 250,000 and 70,000 shares of Class A Common Stock, respectively and which expire on September 9, 2000 and October 2, 2001, respectively, (ii) 10,000 shares of Class A Common Stock underlying options which are currently exercisable at $23.00 per share and which expire on August 1, 2007, and
     (iii) 1,000 shares of Class A Common Stock underlying options which are currently exercisable, which had an initial exercise price equal to $22.325, which exercise price increases on the first day of each calendar quarter by one quarter of 5.57% and which expire on June 8, 2008. Does not include 9,000 shares of Class A Common Stock underlying options which are not currently

                                              (Footnotes continued on next page)

    (Footnotes continued from previous page)

     exercisable and which will not become exercisable within 60 days, but which had an initial exercise price of $22.325 per share, which exercise price increases on the first day of each calendar quarter by one-quarter of 5.57% and which expire on June 8, 2008.

(24) Includes 190,000 shares of Class A Common Stock underlying options which are currently exercisable at exercise prices per share of $8.3125, $24.00, and $23.3125 on 150,000, 26,666 and 13,334 shares of Class A Common Stock, respectively and which expire on March 23, 2009, January 18, 2008 and February 23, 2008, respectively. Does not include 260,000 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days, but of which (i) options for 26,667 shares have an exercise price of $24.00 per share and expire on January 19, 2008; (ii) options for 46,667 shares had an initial exercise price of $24.00 per share, which exercise price increases on each January 1 by 5.55%, compounded annually and which expire on January 19, 2005; (iii) options for 13,333 shares have an exercise price of $23.3125 per share and expire on February 23, 2008; (iv) options for 23,333 shares had an initial exercise price of $23.3125 per share, which exercise price increases on each January 1 by 5.55%, compounded annually and which expire on February 23, 2005; and (v) options for 150,000 shares have an exercise price of $8.3125 per share and expire on March 23, 2009.

(25) Includes 90,000 shares of Class A Common Stock underlying options which are currently exercisable at exercise prices per share of $14.00, $14.63, $24.50, $21.75 and $23.00 on 10,000, 25,000, 10,000, 25,000 and 20,000
     shares of Class A Common Stock, respectively and which expire on October 12, 2004, August 2, 2005, October 17, 2005, August 1, 2006 and August 1,
     2007, respectively, and 1,000 shares of Class A Common Stock underlying options which are currently exercisable, which had an initial exercise price equal to $22.325, which exercise price increases on the first day of each calendar quarter by one quarter of 5.57% and which expire on June 8, 2008. Does not include 9,000 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days, but which had an initial exercise price of $22.325 per share, which exercise price increases on the first day of each calendar quarter by one-quarter of 5.57% and which expire on June 8, 2008.

(26) Represents 165,000 shares of Class A Common Stock underlying options which are currently exercisable at exercise prices per share of $14.00, $14.63, $20.75 and $23.00 on 10,000, 50,000, 25,000 and 80,000 shares of Class A
     Common Stock, respectively and which expire on October 12, 2004, August 3, 2005, August 14, 2005 and August 1, 2007, respectively, and 6,667 shares of Class A Common Stock underlying options which are currently exercisable, which had an initial exercise price equal to $11.438, which exercise price increases on the first day of each calendar quarter by one quarter of 4.91% and which expire on August 1, 2003. Does not include 93,333 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days, but of which (i) options for 13,333 shares had an initial exercise price of $11.4375 per share, which exercise price increases on the first day of each calendar quarter by one-quarter of 4.91%, and which expire on August 1, 2003; and (ii) options for 80,000 shares have an exercise price of $13.00 per share and expire on August 1, 2006.

(27) Includes 457,000 shares of Class A Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days and 320,000 shares of Class A Common Stock underlying warrants which are currently exercisable. Does not include 291,333 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days.

(28) Represents 87,500 shares of Class A Common Stock underlying options which are currently exercisable at an exercise price of $24.563 per share and which expire on March 23, 2008. Pursuant to Mr. Delloye's severance agreement with the Company and one of its wholly-owned subsidiaries, all of Mr. Delloye's other options were terminated. See page 16 hereof for a more detailed description of the severance agreement.

                                              (Footnotes continued on next page)

     (Footnotes continued from previous page)

(29) Represents shares of Class A Common Stock underlying options which are currently exercisable at exercise prices per share of $14.00, $19.13, $21.75 and $23.00 on 25,000, 200,000, 50,000 and 50,000 shares of Class A
     Common Stock, respectively and which expire on August 10, 2000.

(30) Includes (i) 100,000 shares of Class B Common Stock underlying options which are currently exercisable at an exercise price of $23.927 per share and which expire on August 1, 2007, and (ii) 757,500 shares of Class B Common Stock which, pursuant to a Stock Purchase Agreement (the "RSL Capital Stock Purchase Agreement"), dated as of December 3, 1998, between the Company and RSL Capital LLC, Mr. Lauder will receive without additional consideration, if the last reported trading price of a share of the Company's Class A Common Stock does not equal or exceed $15.00 on the Nasdaq Stock Market for at least 20 consecutive trading days during the year ending November 12, 1999 (so that the effective purchase price for the shares under the RSL Capital Stock Purchase Agreement will be $10.00 per share). The Company will issue the additional 757,500 shares to Mr. Lauder on November 12, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1998, all filing requirements under
Section 16(a) applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that Robert R. Grusky filed a late Form 3 upon becoming a director of the Company in June 1998.

                              ELECTION OF DIRECTORS

         Seven directors will be elected at the Meeting to serve until the Company's next annual general meeting of shareholders. The election of directors requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the persons listed below. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director.

                                                                                                        Year
                                                                                                      Became a
Name of Nominee                    Principal Occupation                                        Age    Director
---------------                    --------------------                                        ---    --------
Ronald S. Lauder...............    Nonexecutive Chairman of the Board of the Company;
                                   Chairman of RSL Communications, Ltd.                        55       1994
Frederic T. Klinkhammer........    President, Chief Executive Officer and Director             54       1999
Peter R. Goldscheider..........    Managing Partner of European Privatization and
                                   Investment Corporation                                      54       1998
Robert R. Grusky...............    President, RSL Investments Corporation                      42       1998
Nicolas G. Trollope............    Partner, Conyers Dill & Pearman                             52       1994
Jacob Z. Schuster..............    President, RSL Management Corporation                       50      Nominee for initial election
Marie-Monique Steckel..........    Consultant to Ronald S. Lauder                              60      Nominee for initial election

         Ronald S. Lauder, a founder of the Company, has served as nonexecutive Chairman of the Board of the Company since its incorporation in 1994. He is also the co-founder and has served as the Chairman of RSL Communications, Ltd. ("RSL Communications"), an international telecommunications company, since 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ("Estee Lauder") and has served as Chairman of Estee Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estee Lauder, since returning to the private sector from government service in 1987. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. Mr. Lauder currently is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, Chairman of the Council of Presidents of American Jewish Organizations, President of the Jewish National Fund, Chairman of the International Public Committee of the World Jewish Restitution Organization, Treasurer of the World Jewish Congress, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania.

         Frederic T. Klinkhammer has served as President and Chief Executive Officer of the Company since March 1999. Mr. Klinkhammer has also served as President and Chief Executive Officer of CME Development Corporation since March 1999. From January 1998 until March 1999, Mr. Klinkhammer served as Chief Operating Officer and Executive Vice President of the Company and as Chief Operating Officer, Executive Vice President and Managing Director of CME Development Corporation. From July 1992 to December 1997, Mr. Klinkhammer operated an international broadcasting and telecommunications consulting practice. Mr. Klinkhammer was founding Chief Executive Officer of MediaLinx, the multimedia arm of BCE Inc., from March 1993 to August 1996 and was responsible for the creation of Sympatico, Canada's largest internet service provider. Mr. Klinkhammer was President and Chief Executive Officer of IMAX Corporation from August 1990 to June 1992, during which time that company produced its first two feature length films. From March 1984 to August 1990, Mr. Klinkhammer served as President and Chief Executive Officer of First Choice, Canada's largest pay television company. From March 1983 to March 1984, Mr. Klinkhammer served as Chief Executive Officer of Cablenet Ltd., a multi system cable operator with operations in the U.S. and Canada. From January 1974 to March 1983, Mr. Klinkhammer served as Vice President-Finance and later Vice President and General Manager of Citytv in Toronto, Canada. Mr. Klinkhammer, a certified Management Accountant, is a graduate of Ryerson Polytechnical Institute in Business.

         Peter R. Goldscheider has been co-owner, Managing Partner and Chairman of the Board of European Privatization and Investment Corporation ("EPIC"), an investment and merchant bank, since 1991. From March to December 1990, Mr. Goldscheider co-owned and managed Landerbank Business Development Ges.b.b.H., EPIC's predecessor. From March 1977 to February 1987, Mr. Goldscheider was President for marketing and sales and a Member of the Board of Zurich Kosmos Insurance Company, an Austrian company. Prior to joining Zurich Kosmos Insurance Company, Mr. Goldscheider served in a number of executive positions with International Business Machines Corp. Austria, including Marketing Manager for Finance (Banking and Insurance). Mr. Goldscheider also serves as Chairman of the Board of Directors of EPIC Russia (formerly Sector Capital Development Company); Chairman of the Supervisory board of I. EPIC Holdings, Prague; and President of the Board of KINTO, Kiev.

         Robert R. Grusky has been President of RSL Investments Corporation since April 1998 and Senior Advisor to Ronald S. Lauder since April 1997. Mr. Grusky was with Goldman, Sachs & Co., an international investment banking firm, from 1985 to 1997, with a one-year leave of absence commencing in 1990 during which he was appointed a White House Fellow by President Bush and served as Assistant to the then Secretary of Defense Dick Cheney. At Goldman, Sachs, Mr. Grusky was a member of the Mergers and Acquisitions Department, and later in the Principal Investment Area. Mr. Grusky is a graduate of the Harvard Business School, where he received an M.B.A. degree, with distinction, and a graduate of Union College. He is a member of the Board of Trustees of the Hackley School and a member of the Board of the Multiple Myeloma Foundation. Mr. Grusky is a director of International Trading and Investments Holdings S.A. and deltathree.com, Inc.

         Jacob Z. Schuster has been President and Treasurer of RSL Management Corporation ("RSL Management") since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster has been Executive Vice President and Assistant Secretary of RSL Communications since 1994 and served as the Treasurer of RSL Communications from 1994 through 1998 and as Chief Financial Officer of RSL Communications from February 1997 until December 1998. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. Mr. Schuster is a director of RSL Communications and deltathree.com, Inc. Mr. Schuster received a B.S. degree from Johns Hopkins University and an M.B.A. degree from Baruch College.

         Marie-Monique Steckel has served as a consultant to Ronald S. Lauder since September 1999. From 1979 to September 1999, Ms. Steckel served as the President of France Telecom North America. Ms. Steckel serves as a director of Lepercq-Istel Fund. Ms. Steckel received a political science degree from the Institut d'Etudes Politiques in Paris and did graduate work at Yale and Harvard Business School.

         Nicolas G. Trollope has served as Vice President and Secretary of the Company since January 1997. Mr. Trollope has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope serves as a director of RSL Communications and Delphi International Ltd., an insurance company. Mr. Trollope received an LL.B. degree from London University.

Committees of the Board

         The Board of Directors has an Audit Committee which is composed of Messrs. Goldscheider, Lauder and Herbert S. Schlosser, a current director who is retiring from the Board of Directors. Prior to the 1998 Annual General Meeting of Shareholders, the Audit Committee was composed of Messrs. Lauder and Schlosser and Andrew Gaspar (who did not stand for re-election to the Board of Directors in June 1998). Robert A. Rayne served on the Audit Committee following the Company's 1998 Annual General Meeting of Shareholders until his resignation from the Company's Board of Directors on September 28, 1998. The Audit Committee is responsible for recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing with the independent auditors the scope and results of the audit engagement and establishing and monitoring the Company's financial policies and control procedures. During the fiscal year ended December 31, 1998, the Audit Committee met on one occasion.

         The Board of Directors has a Compensation Committee which is composed of Messrs. Lauder and Trollope. Prior to the Company's 1998 Annual General Meeting of Shareholders, the Compensation Committee was composed of Messrs. Lauder, Gaspar and Rayne. Mr. Rayne served on the Compensation Committee until his resignation from the Company's Board of Directors on September 28, 1998. Mr. Grusky served on the Compensation Committee beginning immediately following the Company's 1998 Annual General Meeting of Shareholders for the remainder of 1998. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan") and the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan"; collectively, the 1994 Stock Option Plan and the 1995 Stock Option Plan may be referred to as the "Stock Option Plans"), including granting options and setting the terms thereof pursuant to such plans. In addition, the Compensation Committee is responsible for the administration of the Company's Director, Officer and Senior Executive Co-Investment Plan and for reviewing and approving significant employment agreements. During the fiscal year ended December 31, 1998, the Compensation Committee met on three occasions.

         The Board of Directors has a Nominating Committee which is composed of Messrs. Lauder, Goldscheider, Schlosser and Trollope. The Nominating Committee is responsible for reviewing qualifications of candidates for Board membership, recommending to the Board of Directors candidates for membership on the Board and the annual slate of nominees for director, and recommending to the Board of Directors criteria for Board membership, composition of the Board, tenure of directors and fees to be paid to directors. The Nominating Committee does not consider nominees recommended by shareholders. The Nominating Committee did not meet during the fiscal year ended December 31, 1998.

         During the fiscal year ended December 31, 1998, the Board of Directors met, or acted by unanimous consent, on 14 occasions. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board on which they served during the periods that they served.

         There is no family relationship among any directors or executive officers of the Company.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE SEVEN NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.





                      DIRECTOR NOT STANDING FOR RE-ELECTION


         Herbert S. Schlosser, age 73, who has served on the Board of Directors since 1994, is not standing for re-election. Mr. Schlosser is a Senior Advisor to Schroder & Co. Inc., an international investment banking firm.




                                EXECUTIVE OFFICER

         Set forth below is certain information describing the Company's executive officer who is not a nominee for director:


         John A. Schwallie, age 36, has served as Vice President-Finance and Chief Financial Officer of the Company since August 1995. Mr. Schwallie, a certified public accountant, served as Financial Director of CNTS, the Company's Czech Republic subsidiary, from 1994 until August 1995. From 1992 until 1993, Mr. Schwallie served as the Advisor to the Financial Director of Prague Breweries, the second largest brewery in the Czech Republic. During 1991, he served as the assistant to the Regional Director of General Atlantic, a London based multi-billion dollar privately held conglomerate, operating retail outlets in Prague. Mr. Schwallie received his B.S. degree from Skidmore College and his M.B.A. degree from Cornell University.


         There is no arrangement or understanding between any executive officer and any other person regarding selection as an executive officer.

                           OTHER SIGNIFICANT EMPLOYEE

         Set forth below is certain information describing an additional significant employee of the Company:

         Erik T. Moe, age 41, has served as General Counsel and Vice President for Business Affairs of the Company since October 1999. From July 1997 until October 1999, Mr. Moe served as Director of the Company's Legal Department. From 1993 through May 1997, Mr. Moe worked as an associate at the law firm of Shearman & Sterling in New York City in the firm's International Financial Group. From 1991 through 1992, Mr. Moe worked in the Legal Department of the Inter-American Development Bank in Washington, D.C. From 1989 to 1991, he worked as an associate at the law firm of Arnold & Porter in Washington, D.C. Mr. Moe worked as a judicial clerk in the U.S. District Court in the District of Puerto Rico during 1988 and 1989. Mr. Moe received his B.A. from the American University and his Juris Doctor degree from Georgetown University Law Center.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company's present and two former Chief Executive Officers and its other executive officer (together, the "Named Executive Officers") who either served as executive officers during, or were serving as executive officers at the end of, the last completed fiscal year ended December 31, 1998, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years.

                                                                                     Long-Term Compensation
                                                                                     ----------------------
                                                                                             Awards
                                                 Annual Compensation                 ----------------------
                                     --------------------------------------------         Securities
                                                                     Other Annual   Restricted  Underlying    All Other
           Name and                             Salary       Bonus   Compensation    Award(s)     Options    Compensation
      Principal Position             Year          $           $           $            $            #            $
----------------------------------------------------------------------------------------------------------------------------
Frederic T. Klinkhammer              1998       300,000     200,000    74,700(4)        --        150,000           504(9)
  President and Chief
  Officer(1)....................

John A. Schwallie                    1998       235,417      80,000    39,843(5)        --         20,000         1,008(9)
  Vice President-Finance             1997       210,417      75,000       --            --         80,000          --
  and Chief Financial Officer...     1996       184,375      50,000       --            --            --            696(9)

Michel Delloye                       1998       271,943        --     254,125(4)        --        225,000            60(9)
  Former President and Chief
  Executive Officer (2).........

Leonard M. Fertig                    1998       182,341        --      59,769(6)        --            --        774,682(10)
  Former President and Chief         1997       334,821     150,000    67,562(7)        --         50,000          --
  Executive Officer (3).........     1996       309,840     150,000    64,358(8)        --         50,000          --

----------------------
(1) Mr. Klinkhammer served as Chief Operating Officer and Executive Vice President of the Company from January 1, 1998 until he was promoted to President and Chief Executive Officer of the Company on March 23, 1999. Mr. Klinkhammer entered into a revised employment agreement with the Company on March 23, 1999 (see pages 14 and 15).

(2) Mr. Delloye served as President and Chief Executive Officer of the Company from March 26, 1998 until his resignation on March 23, 1999. Mr. Delloye entered into a severance agreement with the Company and one of its wholly-owned subsidiaries, dated as of July 27, 1999. See page 16 for a discussion of the terms of such severance agreement and various payments made to Mr. Delloye by the Company in 1999.

(3) Mr. Fertig resigned as President and Chief Executive Officer of the Company on March 26, 1998. Thereafter, Mr. Fertig received a salary as an employee of the Company and other compensation as a consultant to the Company pursuant to a severance agreement (see pages 16 and 17).

(4) Represents an expatriate premium paid by the Company pursuant to the terms of an employment agreement.

(5) Represents a living allowance paid by the Company pursuant to the terms of an employment agreement.

(6)  Represents housing costs paid by the Company.

(7) Of this amount, $59,004 represents housing costs paid by the Company and $8,558 represents use of a Company automobile.

(8) Of this amount, $55,800 represents housing costs paid by the Company and $8,558 represents use of a Company automobile.

(9) Represents life insurance benefits paid by the Company.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(10) Of this amount, $600,000 represents payments made to Mr. Fertig by the Company because he was unable to sell his shares of Class A Common Stock at certain minimum prices pursuant to a severance agreement entered into between Mr. Fertig and the Company and two of its wholly-owned subsidiaries, $10,000 represents payments made to Mr. Fertig by the Company for legal expenses in connection with negotiation of the severance agreement, and $164,682 represents payments made to Mr. Fertig and a company owned by Mr. Fertig for consulting services provided to the Company and the two subsidiaries pursuant to the severance agreement. See pages 16 and 17 for a discussion of the terms of such severance agreement and various payments made to Mr. Fertig by the Company.

         No stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during the time periods described above.

Option Grants In Last Fiscal Year

         The following table sets forth information with respect to grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1998.

                                                 Individual Grants
                                ----------------------------------------------------    Potential Realizable
                                                Percent of                             Value at Assumed Annual
                                  Number of       Total                                 Rates of Stock Price
                                 Securities      Options                                    Appreciation
                                 Underlying     Granted to                               for Option Term (7)
                                   Options      Employees     Exercise                  ------------------------
                                   Granted      In Fiscal       Price     Expiration      5%           10%
Name                               (#)(6)          Year        ($/sh)        Date        ($)           ($)
----                               ---             ----        ------        ----        ---           ---
Frederic Klinkhammer...........    53,333          9.36        24.0000     1/19/08     805,000      2,040,000
                                   46,667          8.19          (1)       1/19/05     704,000      1,785,000
                                   26,667          4.68        23.3125     2/23/08     391,000        991,000
                                   23,333          4.09          (2)       2/23/05     342,000        867,000

John A. Schwallie..............    20,000          3.51          (3)        8/1/03     144,000        365,000

Michel Delloye.................  175,000(4)       30.70        24.5630     3/23/08   2,703,000      6,851,000
                                  50,000(4)        8.77          (5)       3/23/05     772,000      1,957,000

Leonard M. Fertig..............        0           0.00            --          --          --           --

----------------------
(1) The initial exercise price of such options was equal to $24.00 per share and increases on each January 1 by 5.55%.

(2) The initial exercise price of such options was equal to $23.3125 per share and increases on each January 1 by 5.55%.

(3) The initial exercise price of such options was equal to $11.4375 per share and increases on the first day of each calendar quarter by 25% of 4.91%, compounded annually.

(4) Pursuant to Mr. Delloye's severance agreement with the Company and one of its wholly-owned subsidiaries (see page 16), all of these options, other than options as to 87,500 shares of Class A Common Stock with an exercise price equal to $24.563 per share, were terminated.

(5) The initial exercise price of such options was equal to $24.563 per share and was to increase each calendar quarter by 25% of 5.63%, compounded annually.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(6) See - "Executive Compensation - Employment Agreements, Termination of Employment and Changes-in-Control Arrangements" on pages 14-17 for information on dates of exercisability for these options.

(7) The values reflected in these columns assume an appreciation of the Company's stock price from the applicable exercise price for the options. The chart below shows the value of unexercised options as of December 31, 1998 based on the difference between the applicable exercise price for options and the Company's closing stock price on such date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1998 by the Named Executive Officers and the value at December 31, 1998 of unexercised stock options held by the Named Executive Officers.

                                                                           Underlying              Value of Unexercised
                                                                     Unexercised Options at      In-the-Money Options at
                           Shares Acquired             Value             Fiscal Year-end           Fiscal Year-End(1)
                             On Exercise             Realized                  (#)                         ($)
Name                             (#)                    ($)          Exercisable/Unexercisable     Exercisable/Unexercisable
----                             ---                    ---          -------------------------     -------------------------
Frederic Klinkhammer...           0                      0                       0/150,000                    0/0
John A. Schwallie......           0                      0                  125,000/60,000                    0/0
Michel Delloye.........           0                      0                       0/225,000(2)                 0/0
Leonard M. Fertig......           0                      0                       325,000/0                    0/0

-----------------
(1) Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

(2) Pursuant to Mr. Delloye's severance agreement with the Company and one of its wholly-owned subsidiaries (see page 16), all of these options, other than options as to 87,500 shares of Class A Common Stock with an exercise price equal to $24.5630 per share, were terminated.

Compensation of Directors

         The Company pays a cash fee to each of its non-employee directors of $10,000 per annum. In addition, on the first business day following each annual general meeting of the Company's shareholders during the term of the 1995 Stock Option Plan, each non-employee director of the Company (other than Mr. Trollope who declines such options, but including for these purposes the Chairman) who has served as a director since the last annual general meeting of shareholders will be granted options to purchase 10,000 shares (or, in the case of the Chairman, such higher number as the Board of Directors shall determine) of Class A Common Stock (in the case of the Chairman, Class B Common Stock). For the non-employee directors, the exercise price of the options will equal the average of the closing price of a share of Class A Common Stock for the 10 business days following the annual meeting (105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire Class B Common Stock) plus a premium reflecting the risk-free rate of return based on the life of the option. The options will vest over the five year period from the date of grant and will expire 10 years from the date of grant.

         The Company reimburses each director for expenses in connection with attending meetings of the Board of Directors. Mr. Trollope is a partner in the law firm of Conyers Dill & Pearman, Hamilton, Bermuda, which served as the Company's Bermuda counsel for the fiscal year ended December 31, 1998 and has continued to serve as the Company's Bermuda counsel in 1999. For the fiscal year ended December 31, 1998, the Company paid fees of $148,852 to Conyers, Dill & Pearman, which includes the services of Mr. Trollope as a director. No separate compensation is paid to any director for serving on committees. Directors who are also employees of the Company receive no additional compensation for service as a director.

         On August 1, 1996, the Company and Mr. Schlosser entered into a consulting agreement which expired in accordance with its terms on July 31, 1999. Under the consulting agreement, Mr. Schlosser served as a consultant to the Company and, at the request of the Company's management, performed general consulting services relating to the Company's broadcast operations. Pursuant to the agreement, the Company paid Mr. Schlosser at the rate of $100,000 per annum through July 31, 1999, initially granted Mr. Schlosser 10 year options to purchase 15,000 shares of Class A Common Stock at an exercise price equal to $21.75 per share, and on August 1, 1997 granted Mr. Schlosser additional 10 year options to purchase 10,000 shares of Class A Common Stock at an exercise price equal to $23.00 per share. Such options are in addition to those granted separately to Mr. Schlosser for serving as a director.

         The Board of Directors adopted a set of principles on March 11, 1998 (the "Compensation Principles") for the compensation of the Company's executives and other key employees, as well as the Company's non-employee directors. As the Compensation Principles apply to directors, they express the Company's belief that it is important for non-employee directors to have a meaningful equity interest in the Company and to have the bulk of their compensation paid in equity-related items. In order to encourage the Company's non-employee directors to increase their ownership of the Company's Common Stock, under the Compensation Principles (as they apply to non-employee directors), the Board will, under the 1995 Stock Option Plan, grant to any person who is not currently a director of the Company and who becomes a non-employee director of the Company, an option to acquire a share of Class A Common Stock (or Class B Common Stock if such person is eligible to hold Class B Common Stock under the Company's Bye-Laws) for each share of Common Stock that he or she purchases within 90 days of his or her first election to the Board of Directors, up to a maximum of 25,000 shares. If a current non-employee director purchases a number of shares of Common Stock at least equal to the number of shares underlying options that have previously been granted to such non-employee director, in his capacity as a director, the Board will, under the 1995 Stock Option Plan, grant an option to acquire a share of Class A Common Stock (or Class B Common Stock if such person is eligible to hold Class B Common Stock under the Company's Bye-Laws) for each share of Common Stock purchased within 90 days thereafter, up to a maximum of 25,000 shares. Any such option granted to a non-employee director will generally become exercisable as to 10% on the first anniversary of the grant date, an additional 15% on each of the second and third anniversaries of the grant date, an additional 25% on the fourth anniversary of the grant date and an additional 35% on the fifth anniversary of the grant date and will expire on the earlier of (a) 30 days after the recipient ceases to serve as a director for any reason other than death or disability, (b) one year following the date the recipient ceases to serve as a director as a result of his or her death or disability and (c) the tenth anniversary of the date of grant. Under the Company's Director, Officer and Senior Executive Co-Investment Plan, non-employee directors are permitted to purchase such shares directly from the Company (but non-employee directors are not eligible to receive loans from the Company under the Director, Officer and Senior Executive Co-Investment Plan). No director took advantage of the share purchase plan in 1998. While not required, all directors are encouraged to hold their shares of the Company's Common Stock, or options convertible into shares of the Company's Common Stock, as long as they serve as directors (other than making charitable gifts, transfers for estate planning purposes or sales for tax reasons relating to the exercise of stock options).

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

         Frederic T. Klinkhammer

         Frederic T. Klinkhammer has entered into employment agreements dated as of January 1, 1998 and amended as of March 23, 1999 with the Company and a wholly-owned subsidiary of the Company. The employment agreements provide that Mr. Klinkhammer will serve as President and Chief Executive Officer of the Company and such subsidiary. Prior to March 23, 1999, under the employment agreements, Mr. Klinkhammer served as Executive Vice President and Chief Operating Officer of the Company and Executive Vice President, Managing Director and Chief Operating Officer of such subsidiary. Pursuant to Mr. Klinkhammer's employment agreement with the Company, as amended, the Company was required to name Mr. Klinkhammer to its Board of Directors and the Board is required to nominate Mr. Klinkhammer for election and re-election to the Board of Directors of the Company during his term of employment with the Company. Under the employment agreements, Mr. Klinkhammer will be entitled to receive a base salary of $350,000 per year which will be increased annually, commencing on March 23, 2000, by 5% or such greater amount determined at the option and sole discretion of the Compensation Committee, and an expatriate premium of UK (pound)104,000 per annum (plus an additional amount based on the increase in the consumer price index in the London metropolitan area). The employment agreements provide for an annual cash bonus opportunity of 75% of base salary if performance is at 100% of target performance goals established by the Compensation Committee for such year and up to 100% of his base salary if performance is at or above 150% of such target. For the 1998 year, Mr. Klinkhammer was given a cash bonus of $200,000. The employment agreements also provide that Mr. Klinkhammer will receive an additional one time bonus of $1,000,000 if he is employed by the Company or any successor corporation to the Company on December 31, 2003 and if the price of the Company's Class A Common Stock has increased from its price as of March 22, 1999 (i.e., $8.3125 per share) and the percentage increase exceeds that of the Nasdaq Composite Index for such period.

         Under the amendment to Mr. Klinkhammer's employment agreement with the Company, on his being named Chief Executive Officer on March 23, 1999 he was awarded options to acquire 300,000 shares of the Company's Class A Common Stock at an exercise price equal to $8.3125 per share, the mean between the high and low trading prices of the Company's Class A Common Stock on the date of grant. As to 150,000 of such options, the options became exercisable on March 23, 1999 and as to the remaining 150,000 options, such options will become exercisable in five equal installments on each of the first five anniversaries of the date of grant, provided that Mr. Klinkhammer is employed by the Company on each such anniversary date. All 300,000 of such options are fixed price, that is the exercise price does not increase over time, and will expire on March 23, 2009 (10 years). Under Mr. Klinkhammer's employment agreement with the Company, at the time he was first hired as Executive Vice President and Chief Operating Officer, he was also awarded in 1998 options to acquire, in the aggregate, 150,000 shares of the Company's Class A Common Stock. The initial exercise price of 100,000 of these options is $24.00 per share and the initial exercise price of 50,000 of these options is $23.3125 per share. In each case, this was the mean between the high and low trading prices of the Company's Class A Common Stock on the date of grant. As to 80,000 of such options, the options will generally become exercisable in equal installments on each of the first two anniversaries of the date of grant and will generally remain exercisable for ten years (40,000 of these options are currently exercisable). As to 70,000 of such options, the options will generally become exercisable in equal annual installments on the third and fourth anniversaries of the grant date and on December 31, 2002, will generally expire on the seventh anniversary of the grant date, and the exercise price per share will be increased on each January 1 by 5.55% (per annum), the rate at the time of grant for 7 year U.S. Treasury securities. All options granted to Mr. Klinkhammer will become exercisable in the event that Mr. Klinkhammer's employment is terminated by the Company as a result of a change in control of the Company or in the event of a merger, reorganization or consolidation in which the Company is not the surviving corporation. The timing and amount of any subsequent option awards will be at the discretion of the Compensation Committee and approved by the Board of Directors, and will be commensurate with Mr. Klinkhammer's position with the Company and taking into account option awards made to other executives of the Company.

         Mr. Klinkhammer's employment agreements also contain noncompetition provisions applicable during the term of the employment agreement and for a two year period thereafter, prohibit Mr. Klinkhammer from using confidential information of the Company during the term of the employment agreements and thereafter, and specify certain benefits and perquisites that Mr. Klinkhammer shall be entitled to receive. The term of the employment agreements generally expire on March 22, 2004. The employment agreements provide that if Mr. Klinkhammer's employment agreements are not extended at the expiration of the five year term, he will serve as a part-time consultant for two years following such expiration, for which he will be paid $250,000 per annum.

         John A. Schwallie

         John A. Schwallie, Vice President-Finance and Chief Financial Officer of the Company, has employment agreements dated as of August 1, 1999 with the Company and a wholly-owned subsidiary of the Company. Under the employment agreements, Mr. Schwallie will receive an aggregate annual salary of $250,000. In addition, under such agreements Mr. Schwallie receives a monthly living allowance of UK (pounds)3,333.33 for each calendar month during which he maintains a principal residence in the Greater London metropolitan area. Mr. Schwallie's salary and monthly living allowance will be increased annually commencing on August 1, 2000 to reflect the increase in the consumer price index in the London metropolitan area for the previous calendar year. Mr. Schwallie will have the opportunity to earn an annual cash bonus for each full year of his employment of up to a maximum of 33% of his annual base salary if 100% of the projected EBITDA approved by the Board of Directors for the Company is achieved. Mr. Schwallie may receive a bonus less than the maximum amount, provided, that the Company achieves at least 80% of projected EBITDA. For 1999, Mr. Schwallie will receive a payment from the Company equal to 50% of his base salary if the Company or any subsidiary or affiliate obtains a television broadcast license in the Czech Republic, or enters into an exclusive services agreement with a holder of a broadcast license in the Czech Republic. Such payments would be in lieu of any other bonus payments available to Mr. Schwallie in 1999. Mr. Schwallie, who had previously been granted options to purchase 185,000 shares of Class A Common Stock, 171,667 of which are currently exercisable, has been granted 7 year options under his current agreements to purchase an additional 80,000 shares of Class A Common Stock at an exercise price of $13.00 per share. In the event of a merger, reorganization or consolidation in which the Company is not the surviving corporation, then all options which have been granted to Mr. Schwallie shall become immediately exercisable. The employment agreements contain a confidentiality covenant and a non-compete covenant which has a term of two years after the termination of Mr. Schwallie's employment. The terms of the employment agreements generally expire on July 31, 2002.

         Termination of Employment

         Michel Delloye

         The Company and one of its wholly-owned subsidiaries entered into a severance agreement, dated as of July 27, 1999, with Michel Delloye, who resigned as President, Chief Executive Officer, and a director of the Company on March 23, 1999. Pursuant to the severance agreement, most of the provisions of certain employment agreements between Mr. Delloye, the Company and its subsidiary were terminated. Under the severance agreement, the Company and its subsidiary agreed to pay Mr. Delloye lump sum severance payments of $846,000 and UK(pounds)275,000, respectively, offset by an amount equal to UK(pounds)63,365, which amount had been advanced by the Company and its subsidiary to Mr. Delloye in connection with the acquisition of a house and related costs. In addition, under the severance agreement, the Company agreed to pay to Mr. Delloye's lawyers the sum of $25,000 for legal expenses in connection with the representation of Mr. Delloye in connection with his relationship with the Company and its subsidiary.

         Under the employment agreements, Mr. Delloye had been granted options to purchase 225,000 shares of Class A Common Stock. Under the severance agreement, 87,500 options became exercisable immediately prior to Mr. Delloye's resignation on March 23, 1999, and will remain exercisable until March 23, 2000. The remaining options were terminated as of March 23, 1999.

         Mr. Delloye continues to be subject to provisions in the employment agreements with regard to noncompetition and a prohibition on the use of confidential information, except that the noncompetition provisions will expire as of January 1, 2000.

         Leonard M. Fertig

         The Company and two of its wholly-owned subsidiaries entered into a severance agreement, dated as of March 25, 1998, with Leonard M. Fertig, who resigned as the Company's President and Chief Executive Officer on March 26, 1998. Mr. Fertig also resigned as a director of the Company on May 1, 1998. Pursuant to the severance agreement, certain employment and consulting agreements between Mr. Fertig, a company owned by Mr. Fertig, and the Company and these subsidiaries were terminated. Under the severance agreement, Mr. Fertig continued as an employee and his consulting company continued its consulting arrangements on a full-time basis until May 1, 1998, and thereafter on a part time basis through August 10, 1998. After August 10, 1998, Mr. Fertig continued to serve as a consultant and his consulting company continued to provide consulting services until August 10, 1999. From March 26, 1998 until August 10, 1999, Mr. Fertig received a base salary (prior to August 10, 1998) and consulting fee (after August 10, 1998) of $300,000 per year, and his consulting company received a fee of $50,000 per year.

         Until August 10, 1999, Mr. Fertig received an expatriate payment of UK (pounds)3,000 per month.

         Pursuant to the severance agreement, in September 1998, Mr. Fertig purchased from the Company for $4,658 (the book value) the automobile which had been available for his use in the Netherlands and the Company paid Mr. Fertig $10,000 for legal expenses in connection with the negotiation of the severance agreement.

         The severance agreement provided for Mr. Fertig to be paid a bonus of $150,000 for services performed during 1997.

         Under previous agreements, Mr. Fertig had been granted options to purchase 325,000 shares of Class A Common Stock, 225,000 of which were exercisable at the time of his resignation from the Company's Board of Directors on May 1, 1998. Under the severance agreement, the remaining unexercisable options became exercisable on May 1, 1998. All 325,000 options will generally remain exercisable until the one year anniversary of the date on which Mr. Fertig ceased to be an employee of, or consultant to, the Company.

         Under the severance agreement, Mr. Fertig agreed not to sell more than 50,000 shares of the Company's Class A Common Stock prior to August 1, 1998, the three month anniversary of the date on which he ceased to be a member of the Board of Directors of the Company. In addition, the Company agreed that if Mr. Fertig was not able to sell his shares of Class A Common Stock at certain minimum prices, the Company would make certain additional payments to Mr. Fertig up to a maximum of $600,000 in the aggregate. On September 2, 1998, Mr. Fertig was paid such $600,000 maximum by the Company.

         Mr. Fertig continues to be subject to a confidentiality covenant. Under the severance agreement, Mr. Fertig converted all of his shares of Class B Common Stock of the Company into shares of Class A Common Stock of the Company.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee at the end of the fiscal year ended December 31, 1998 were Ronald S. Lauder and Nicolas G. Trollope, who is the Secretary and a Vice President of the Company. Prior to the 1998 Annual General Meeting of Shareholders, the Compensation Committee was composed of Messrs. Lauder, Gaspar (who did not stand for re-election to the Board of Directors in June 1998) and Rayne. Mr. Rayne continued to serve on the Compensation Committee until his resignation from the Board of Directors of the Company on September 28, 1998. Mr. Grusky served on the Compensation Committee beginning immediately following the Company's 1998 Annual General Meeting of Shareholders for the remainder of 1998. See "Compensation of Directors" and "Certain Relationships and Related Transactions."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's compensation programs for its officers, select operating managers of the Company's principal subsidiaries and station managers are administered by the Compensation Committee, which also administers the Company's Stock Option Plans and its Director, Officer and Senior Executive Co-Investment Plan. This report sets forth the Board of Directors' Compensation Principles and how the Compensation Committee applied the Principles to the compensation of the Company's executive officers during the 1998 fiscal year, and details how those policies were applied in determining the compensation of the Company's former Chief Executive Officer, Michel Delloye, with respect to such fiscal year. Compensation for Leonard Fertig, the Company's former Chief Executive Officer, was formulated under previous policies.

         Compensation Philosophy

         The Company seeks highly motivated individuals who are self starters. To attract and retain such individuals, the Company's base compensation may be somewhat less than might otherwise be available to an employee in light of his or her experience and position, but the Company will provide significant opportunities in the form of bonuses, stock options and incentives to acquire stock in the Company for excellent performance by the employee that advances the interests of shareholders, such that an employee's total compensation may fall within a comparative range (determined by the Compensation Committee) of compensation offered by outstanding media companies.

         Annual Bonus for Executives and Officers

         The Company has implemented an annual bonus plan for officers of the Company, CEOs of principal subsidiaries and station managers that provides participants an opportunity to earn bonuses equal to a specified percentage of their salaries. A portion of the bonus (determined by the Compensation Committee) will be based on the achievement of company-wide financial objectives (such as attributable revenue and EBITDA) established by the Compensation Committee, and the remainder will be based on an evaluation of personal performance submitted by management and approved by the Compensation Committee. The annual bonus plan is not applicable to employees who were employed by the Company prior to March 11, 1998 and who then had an agreement providing for a different bonus opportunity.

         Co-investment Opportunity

         The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Company's most senior executives to hold a meaningful amount of their liquid net worth in Common Stock of the Company, and to bear risk of loss, as well as upside, with respect to the Company's Common Stock. This will encourage the executives to think as owners of the Company, and further align their interests with those of the Company and its shareholders. Accordingly, the Board of Directors has established the Director, Officer and Senior Executive Co-Investment Plan which was approved by the shareholders of the Company at its 1998 Annual General Meeting of Shareholders. Under the Director, Officer and Senior Executive Co-Investment Plan, the Company is authorized to make matching non-recourse loans (or recourse loans), on a dollar-for-dollar basis, to eligible senior executives of the Company and key station managers who purchase Company Common Stock (other than through exercise of options). The financed shares shall be pledged as security for such loans, and may not be sold until the executive's employment is terminated or after seven years, whichever period is shorter. The aggregate amount of such loans at any time outstanding to all senior executives may not exceed $2,000,000. Any such loans will bear interest at the rate specified in the plan. At any time, the maximum amount of any such loans to a particular executive that may be outstanding may not exceed such executive's annual base salary. Any such loan shall be come due at the earlier of (a) the expiration of 7 years, (b) termination of employment for any reason other than death or disability, (c) one year after termination of employment by reason of death or disability and (d) sale of the non-financed shares (in which case the loan shall become due on a pro rata basis with the non-financed shares sold). A participant shall be required to apply 25% of his or her annual cash bonus to repay the principal of any such loan. To encourage further ownership of Company Common Stock, the Compensation Committee may match share purchases with grants of options to acquire Class A Common Stock under the 1995 Stock Option Plan. In addition, to facilitate purchases of Class A Common Stock, the Company is authorized to sell shares of Class A Common Stock to a participant in the Director, Officer and Senior Executive Co-Investment Plan, although shares eligible for matching loans may (to the extent permitted by applicable laws and regulations) also be purchased on the open market.

         Key executives and senior managers are encouraged to hold Company Common Stock having a value at least equal to their base salaries.

         Stock Options

         Corporate Officers, CEOs of Principal Subsidiaries and Station Managers. Stock options under the 1995 Stock Option Plan may but need not be granted annually, depending on individual and Company performance. Except in unusual situations approved in advance by the Compensation Committee, option grants will be limited to non-employee directors, corporate officers, CEOs of principal subsidiaries and key station managers. To continue the Company's culture of broad equity ownership, thereby aligning the interests of employees with those of the Company's shareholders, but to avoid excess dilution of the Company's shareholders, the Company may grant phantom equity or other similar equity-linked incentives to employees other than those specified above who formerly might have been awarded stock options. Phantom equity and other similar incentives will, most likely, increase the Company's U.S. GAAP reported compensation expense compared to issuing fixed-price options, but the Company believes that it may more accurately reflect the Company's costs.

         Option grants will generally take any of the following three forms, at the discretion of the Compensation Committee.

                                   Expiry                             Vesting Schedule (Years)
--------------------------------------------------------------------------------------------------------------------
                                                       1            2             3            4            5
Two-year options................   5 years            33%          67%
Three-year options..............   7 years            25%          30%           45%
Five-year options...............   10 years           10%          15%           15%          25%          35%

         The exercise price of each option on shares of Class A Common Stock will not be less than the fair market value on the date the grant is approved by the Compensation Committee. The Company will not, as a matter of principle, reprice options downward. The Compensation Committee may set the exercise price of options:

          o at a fixed price plus a premium tied to a risk-free rate of return;

          o at a price which escalates over time tied to a risk-free rate of return;

          o at a price which is indexed to the stock performance of a peer group or stock market average; or

          o at a price based on such other mechanisms as the Compensation Committee thinks appropriate to reflect carrying costs, and to incentivize holders.

         Options will expire on the earlier of their stated expiration date or one year after termination of an executive's employment, except that options terminate immediately following a termination for cause and 90 days following a voluntary termination by the executive. If there is a Change in Control of the Company, options generally will become exercisable if an executive is thereafter terminated by the Company other than for cause, or if the executive terminates for good reason. Options that have not vested at the time of termination of employment cannot be exercised.

         Directors. Under the 1995 Stock Option Plan, on the first business day following each annual general meeting of the Company's shareholders during the term of the 1995 Stock Option Plan, each non-employee director of the Company (including for these purposes the Chairman) who has served as a director since the last annual general meeting of shareholders will be granted options to purchase 10,000 shares (or, in the case of the Chairman, such higher number as the Board of Directors shall determine) of Class A Common Stock (in the case of the Chairman, Class B Common Stock). Under the 1995 Stock Option Plan, the exercise price of the options will not be less than the fair market value of the Class A Common Stock on the date of grant (105% of the fair market value of the Class A Common Stock in the case of an option to acquire Class B Common Stock) for the 10 business days following the date of grant. In the case of any such options granted immediately following the Meeting, the Board has determined that the exercise price will be fixed at a price equal to the fair market value of the Class A Common Stock on the date of grant (105% of the fair market value of the Class A Common Stock in the case of an option to acquire Class B Common Stock) for the 10 business days following the date of grant plus a premium reflecting the risk-free rate of return based on the life of the option. The options will be exercisable as to 10% on the first anniversary of the grant date, an additional 15% on each of the second and third anniversaries of the grant date, an additional 25% on the fourth anniversary of the grant date and an additional 35% on the fifth anniversary of the grant date and will otherwise be subject to the general terms of the 1995 Stock Option Plan.

     Director Co-Investment and Stock Retention Policy

         The Company believes that it is important for non-employee directors to have a meaningful (to them) equity interest in the Company and to have the bulk of directors' compensation paid in equity-related items. In order to encourage the Company's non-employee directors to increase their ownership of the Company's Common Stock, under the Compensation Principles (as they apply to non-employee directors) the Board will, under the 1995 Stock Option Plan, grant to any person who is not currently a director of the Company and who becomes a non-employee director of the Company an option to acquire a share of Class A Common Stock (or Class B Common Stock if such person is eligible to hold Class B Common Stock under the Company's Bye-Laws) for each share of Common Stock that he or she purchases within 90 days of his or her first election to the Board of Directors, up to a maximum of 25,000 shares. If a current non-employee director purchases a number of shares of Common Stock at least equal to the number of shares underlying options that have previously been granted to such non-employee director, the Board will, under the 1995 Stock Option Plan, grant an option to acquire a share of Class A Common Stock (or Class B Common Stock if such person is eligible to hold Class B Common Stock under the Company's Bye-Laws) for each share of Common Stock purchased within 90 days thereafter, up to a maximum of 25,000 shares. Any such option granted to a non-employee director will have the same general terms as those described above for the automatic annual grants to non-employee directors. In addition, under the Company's Director, Officer and Senior Executive Co-Investment Plan, non-employee directors are permitted to purchase such shares directly from the Company (but non-employee directors are not eligible to receive loans from the Company under the Director, Officer and Senior Executive Co-Investment Plan) to facilitate such purchases.

         While not required, all directors are encouraged to hold shares of the Company's Common Stock, or options convertible into shares of the Company's Common Stock, as long as they serve as directors (other than the making of charitable gifts, transfers for estate planning purposes or sales for tax reasons relating to the exercise of stock options).

     Fiscal Year 1998

Compensation of the Former Chief Executive Officers

         Michel Delloye

         Michel Delloye served as the Company's Chief Executive Officer beginning in March 1998 through the remainder of 1998. He resigned as Chief Executive Officer on March 23, 1999. During 1998, Mr. Delloye had employment agreements which were to expire in March 2003. They provided:

         Salary

         An initial base salary of $350,000 per year with $10,000 increases in base salary per year provided during the term of the agreements and an expatriate premium of UK(pounds)202,500 per year (plus an additional amount based on an increase in the consumer price index in the London metropolitan area).

         Stock Options

         During 1998, Mr. Delloye was granted options to purchase 225,000 shares of Class A Common Stock, at an exercise price of $24.563 per share. 175,000 of the options vested equally after the first and second anniversaries of their grant and were to generally remain exercisable for ten years, and 50,000 of the options were to vest equally after the third, fourth and fifth anniversaries of their grant and were to generally remain exercisable for seven years.

         In setting Mr. Delloye's compensation package, a number of factors were considered, including: (i) the unique skills and experience of Mr. Delloye, (ii) total compensation of key executives at other media companies, and (iii) the importance of Mr. Delloye, at the time such package was set, to the continued growth and success of the Company and the need to provide him with a significant incentive to motivate and retain his services for a five year period starting in 1998. In addition to these factors, Mr. Delloye's compensation package was designed to be consistent with the Compensation Principles.

         Severance Agreement

         See - "Executive Compensation - Employment Agreements, Termination of Employment and Change-in-Control Arrangements - Termination of Employment" on page 16 for a description of the severance agreement between Mr. Delloye and the Company.

         Leonard M. Fertig

         Leonard M. Fertig served as the Company's Chief Executive Officer until his resignation on March 26, 1998. During 1998, Mr. Fertig had employment agreements which were to expire in August 1998, but which terminated on March 26, 1998 upon his resignation as Chief Executive Officer of the Company. They provided:

         Salary

         An initial base salary of $250,000 per year with $25,000 increases in base salary per year provided during the term of the agreements. Under these agreements, the annual base salary was $300,000 after August 10, 1997. In addition, pursuant to a consulting agreement with a wholly-owned subsidiary of the Company, a consulting company owned by Mr. Fertig was paid $50,000 per year.

         Stock Options

         Mr. Fertig did not receive any options to purchase shares of the Company's Common Stock in connection with his employment with the Company for fiscal year 1998.

         In setting Mr. Fertig's compensation package, a number of factors were considered, including: (i) the skills and experience of the former Chief Executive Officer, (ii) total compensation of key executives at other media companies, and (iii) the importance of the former Chief Executive Officer, at the time such package was set, to the continued growth and success of the Company and the need to provide him with a significant incentive to motivate and retain his services.

         Severance Agreement

         See - "Executive Compensation - Employment Agreements, Termination of Employment and Change-in-Control Arrangements - Termination of Employment" on pages 16 and 17 for a description of the severance agreement between Mr. Fertig and the Company.

Summary

         The Compensation Committee will continue to evaluate the Company's executive compensation programs on an ongoing basis to assure that the Company's compensation philosophies and practices are consistent with the objective of enhancing shareholder value.

                                        Compensation Committee

                                         RONALD S. LAUDER
                                         NICOLAS G. TROLLOPE

                                PERFORMANCE GRAPH

         The following performance graph is a line graph comparing the change in the cumulative shareholder return of the Class A Common Stock against the total cumulative total return of the Nasdaq Composite Index and the Dow Jones World Cable and Broadcasting Index between October 13, 1994 (the first day on which the Class A Common Stock commenced trading on the Nasdaq National Market) and December 31, 1998.

                                    [GRAPH]

                                                              DOW JONES
                                      NASDAQ                 World Cable
                                     Composite                   and
Date                 CETV              Index            Broadcasting Index(1)
-----              -------           ---------          ---------------------
10/94               100.00            100.00                   100.00
12/94               100.00             98.04                    93.03
12/95               146.43            137.17                   113.27
12/96               226.79            168.32                   114.18
12/97               180.36            204.74                   143.48
12/98                46.88            285.88                   209.33

Value of $100 invested at October 13, 1994 as of December 31, 1998: (2)

         Central European Media Enterprises Ltd....................$46.88
         NASDAQ Composite Index...................................$285.88
         Dow Jones World Cable and Broadcasting Index(1)..........$209.33

----------------
(1) This index includes 20 companies, many of which are non-U.S. based. Accordingly, the Company believes that the inclusion of this index is useful in understanding the stock performance of the Company against companies in the television broadcast and cable industry.

(2) In its Proxy Statement for the Company's 1998 Annual General Meeting, the Company also used the Dow Jones U.S. Cable and Broadcasting Index. The Company no longer believes that this index provides a useful comparison for the stock performance of the Company because the index consists of five large U.S. firms (Cablevisions Systems Corp., CBS Corp., ComCast Corp., Tele-Communications, Inc. (which has been acquired by AT&T Corp.) and U.S. West Media Group (which is being acquired by AT&T Corp)). However, such Index would show that the value of $100 invested in such Index at October 13, 1994 was $282.52 as of December 31, 1998.

      AMENDMENT TO THE COMPANY'S BYE-LAWS TO EFFECT A ONE-FOR-EIGHT REVERSE STOCK SPLIT OF THE COMPANY'S CLASS A COMMON STOCK, CLASS B COMMON STOCK AND
                                 PREFERRED STOCK

         The Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Company's Bye-laws to effect a one-for-eight reverse stock split (the "Reverse Split") of the issued and outstanding shares of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock. A proposed amendment to Bye-law 3(1), as set forth in Exhibit A hereto, would: (i) increase the par value of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock from $0.01 to $0.08 per share; (ii) increase the authorized share capital of the Company's Class A Common Stock by $7,000,000; (iii) increase the authorized share capital of the Company's Class B Common Stock by $1,050,000; and (iv) increase the authorized share capital of the Company's Preferred Stock by $350,000, but would not change the number of authorized shares of the Company's Class A Common Stock, Class B Common Stock or Preferred Stock.

                     Purposes of the Proposed Reverse Split

         The Board of Directors unanimously approved the amendment to the Company's Bye-law 3(1) to effect the Reverse Split in order to continue the listing of the Class A Common Stock on the Nasdaq National Market if the daily closing price of the Class A Common Stock on Nasdaq continues below $5 per share. If the shareholders fail to approve this amendment, the Class A Common Stock could be subject to delisting by the Nasdaq National Market System as early as December 16, 1999.

         The Board of Directors concluded that the delisting of the Class A Common Stock:

          o would have an adverse effect on the liquidity of the Class A Common Stock;

          o would force many investors who are not permitted to hold unlisted securities to sell their shares of Class A Common Stock, resulting in selling pressures on the Class A Common Stock for a significant time period; and

          o would hinder any future attempts by the Company to engage in significant corporate transactions.

         The Board of Directors advises shareholders that notwithstanding approval by shareholders of the Reverse Split, the Class A Common Stock may in the future be delisted if the Company fails to satisfy Nasdaq's continued listing criteria, including minimum public float and minimum market capitalization, the satisfaction of which may be beyond the control of the Company. In addition, the Reverse Split may have the effect of creating odd lots of stock for some shareholders, and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

                          Effects of the Reverse Split

         The Reverse Split will become effective immediately upon approval by the shareholders of the proposed amendment to Bye-law 3(1) (the "Effective Date"). If the Reverse Split is approved by the shareholders: (i) each share of
(a) Class A Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Date (the "Old Class A Common Stock") and (b) Class B Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Date (the "Old Class B Common Stock") will automatically and without any action on the part of the holder thereof, be changed into one-eighth of one share of Class A Common Stock or Class B Common Stock, as the case may be, par value $0.08 per share, which the Company shall be authorized to issue immediately subsequent to the Effective Date (the "New Class A Common Stock" and "New Class B Common Stock"). Cash will be issued in lieu of fractional shares.

         All outstanding shares of Old Class A Common Stock and Old Class B Common Stock will, without further action on the part of the holders thereof, be deemed to represent shares of New Class A Common Stock or New Class B Common Stock, as the case may be, and accordingly do not need to be replaced. Consequently, it will not be necessary for a holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Class A Common Stock or Old Class B Common Stock (the "Old Certificates") to submit Old Certificates for exchange. If the Reverse Split is approved, Old Certificates will be deemed to represent that number of shares of New Class A Common Stock or New Class B Common Stock into which such shares of Old Class A Common Stock and Old Class B Common Stock are changed. Upon the sale or transfer of shares of Old Class A Common Stock and Old Class B Common Stock, New Certificates will be issued by the Company's transfer agent. However, each holder of Old Certificates will, from and after the Effective Date, be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing the shares of New Class A Common Stock or New Class B Common Stock into which the shares of Old Class A Common Stock and Old Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.

         The shares of New Class A Common Stock and New Class B Common Stock into which the shares of Old Class A Common Stock or Old Class B Common Stock, as the case may be, are changed on the Effective Date will be fully paid and nonassessable.

         If the Reverse Split is effected, the Company will have outstanding approximately 2,313,356 shares of New Class A Common Stock, replacing 18,506,849 shares of Old Class A Common Stock and approximately 897,158 shares of New Class B Common Stock replacing 7,177,269 shares of Old Class B Common Stock. The authorized share capital of the Company's Class A Common Stock will be increased by $7,000,000, the authorized share capital of the Company's Class B Common Stock will be increased by $1,050,000, and (iii) the authorized share capital of the Company's Preferred Stock will be increased by $350,000. Consummation of the Reverse Split will not alter the number of authorized shares of the Company's capital stock, which will remain at 100,000,000 shares of Class A Common Stock, 15,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock. The Reverse Split will not alter any shareholder's proportionate ownership interest in the Company (subject to cash being issued in lieu of fractional shares). The shareholder's equity accounts of the Company will not change as a result of the Reverse Split.

         With the possible exception of cash distributed to shareholders in lieu of fractional shares, the Company believes that the Reverse Split will result in no gain or loss or realization of taxable income to holders of the Company's capital stock under existing United States Federal income tax laws, and that the tax basis and holding period of the Old Class A Common Stock and the Old Class B Common Stock will carry over to the New Class A Common Stock and the New Class B Common Stock.

Vote Required; Recommendation

         Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum but are not counted as votes cast. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the approval of this proposal.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE COMPANY'S BYE-LAWS TO EFFECT A ONE-FOR-EIGHT REVERSE STOCK SPLIT OF THE COMPANY'S CLASS A COMMON STOCK, CLASS B COMMON STOCK AND PREFERRED STOCK AND, IN CONNECTION WITH THE REVERSE STOCK SPLIT, TO INCREASE THE AUTHORIZED SHARE CAPITAL OF THE COMPANY.

       AMENDMENTS TO THE COMPANY'S BYE-LAWS CONCERNING THE ABILITY OF THE BOARD OF DIRECTORS TO (i) SET THE MAXIMUM NUMBER OF DIRECTORS AND (ii) FILL
                       VACANCIES ON THE BOARD OF DIRECTORS

         The Companies Act, 1981 of Bermuda recently has been amended to permit the Board of Directors to set the maximum number of directors. Previously, under Bermuda law, the Company was required to seek shareholder approval at each annual general meeting of shareholders to set a maximum number of directors in excess of the number of directors elected at the annual general meeting of shareholders. The Board of Directors believes that it is in the best interests of the Company and its shareholders that the Company have independent directors with outstanding achievement in their personal careers, broad experience and skills, an understanding of the Company's business environment, an ability to make independent analytical inquiries and who can provide the Company with the benefit of their insights and devote adequate time to Board duties.

         In order to take advantage of the change in Bermuda law described above and to give the Board of Directors the flexibility to appoint additional directors of outstanding accomplishment who may become available at a time after the annual general meeting, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend Bye-laws 86(1), 86(2), 86(5) and 86(6), as set forth in Exhibit B hereto, which would permit the Board of Directors to set the maximum number of directors without annual shareholder authorization (and to fill any vacancies thus created). The Board of Directors also believes that these amendments would make the process for selection of directors by the Company more consistent with comparable public companies organized under the laws of the United States.

Vote Required; Recommendation

         Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum but are not counted as votes cast. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the approval of this proposal.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE COMPANY'S BYE-LAWS CONCERNING THE ABILITY OF THE BOARD OF DIRECTORS TO (i) SET THE MAXIMUM NUMBER OF DIRECTORS AND (ii) FILL VACANCIES ON THE BOARD OF DIRECTORS.

                        ADOPTION OF FINANCIAL STATEMENTS

         The Audit Committee of the Board of Directors has approved the audited financial statements for the Company's fiscal year ended December 31, 1998 (the "Financial Statements") for presentation to the shareholders at the Annual General Meeting of Shareholders. Under Bermuda law, the shareholders are requested to adopt financial statements; under Bermuda law, the adoption of the Financial Statements by the shareholders does not affect any rights that the shareholders may have with respect to the Financial Statements. The Financial Statements are included in the Company's Annual Report on Form 10-K, which is being circulated together with this Proxy Statement.

Vote Required; Recommendation

         The adoption of the Financial Statements requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of proxy will be voted FOR adoption of the Financial Statements and the auditors' report thereon.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE FINANCIAL STATEMENTS AND THE AUDITORS' REPORT THEREON.

                              SELECTION OF AUDITORS

         At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Arthur Andersen & Co., Victoria Hall, Hamilton, Bermuda, be appointed to serve as the independent auditors of the Company until the conclusion of the Company's next annual general meeting of shareholders. In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors to approve the auditors' fee.

         Representatives of Arthur Andersen & Co. are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Vote Required; Recommendation

         The appointment of Arthur Andersen & Co. to serve as the independent auditors of the Company and the authorization of the Board of Directors to approve the auditors' fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Arthur Andersen & Co. as the Company's auditors and FOR the Board of Directors to approve the auditors' fee.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S AUDITORS AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS TO APPROVE THE AUDITORS' FEE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On December 11, 1998, the Company sold (the "TVN Sale") its interests in its TVN television operations in Poland to International Trading and Investments Holdings S.A. ("ITI"), a company publicly traded on the Luxembourg Stock Exchange and the Company's partner in the TVN operations. Ronald S. Lauder, the non-executive Chairman of the Board of Directors of the Company, owns a non-controlling indirect minority interest in ITI, and Robert R. Grusky, a director of the Company, is a member of the board of directors of ITI. The TVN Sale was effected pursuant to a Sale and Purchase Agreement dated December 10, 1998. Mr. Lauder and Mr. Grusky did not participate in the vote of the Board of Directors on the ITI transaction. Prior to the TVN Sale, the Company and ITI were partners in the TVN television operations such that certain indirect wholly owned subsidiaries of the Company owned 33% of the outstanding shares of TVN Sp. z o.o. ("TVN") and 50% of the outstanding shares of Federacja Sp. z o.o. ("Federation"). In addition, certain indirect wholly owned subsidiaries of the Company owned 49% of the outstanding shares of Neovision Holding B.V. ("Neovision") and 10% of the outstanding shares of ITI Media. Details of the TVN Sale are as follows: the Company caused its subsidiaries to transfer to ITI and certain of its affiliates all of their above listed interests in TVN, Federation, Neovision and ITI Media together with certain outstanding receivables in exchange for $10 million in cash, a note (the "ITI Note") in a principal amount of $40 million bearing interest at a rate of 5% per annum and generally maturing on December 10, 2001 that is convertible into equity securities of ITI and exchangeable into similar debt securities of ITI, the release of a $10 million bank guarantee and the assumption by ITI of various obligations of the Company and its subsidiaries in respect of programming and satellites relating to the TVN operations. Pursuant to the terms of the Sale and Purchase Agreement and the ITI Note, between September 10, 2001 and the maturity date of the ITI Note, the Company will be able to convert, at its option, all or any portion of the principal amount of the ITI Note plus all interest accrued and unpaid thereon (the "Conversion Amount") into an amount of equity securities of ITI (the "ITI Ordinary Shares") equal to the Conversion Amount divided by 80% of the average of the daily closing price of one share of the publicly traded ITI Ordinary Shares during the twelve month period immediately preceding the time that the Company gives notice of its intention to convert on whichever of the Warsaw Stock Exchange or the Luxembourg Stock Exchange has the largest average daily trading volume. As a result of the TVN Sale, the Company recorded a write-down of approximately $25 million in its fourth quarter 1998 financial results.

         On December 22, 1998, RSL Capital, a company wholly-owned by Ronald S. Lauder, the non-executive Chairman of the Company's Board of Directors, made an equity investment of $22.725 million in the Company in exchange for 1,515,000 shares of the Company's Class B Common Stock, which is a price equal to $15.00 per share, pursuant to the terms of a Stock Purchase Agreement, dated as of December 3, 1998, between the Company and RSL Capital (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, if the last reported daily trading price of the Class A Common Stock on the Nasdaq Stock Market does not equal or exceed $15.00 for at least 20 consecutive trading days during the period that commenced on November 13, 1998 and ends on November 12, 1999 (the "Measurement Period"), the Company will issue additional shares of Class B Common Stock to RSL Capital for no additional consideration so that the average per share price for the shares of Class B Common Stock acquired by RSL Capital pursuant to the Stock Purchase Agreement will equal the average last reported daily trading price of the Class A Common Stock during the Measurement Period, provided, that, in no event shall the average price per share for the shares of Class B Common Stock acquired by RSL Capital be less than $10.00 per share. Such additional shares will be issued.

         R.S. Lauder, Gaspar & Co., LP ("RSLAG"), which has completed the liquidation of its holdings, performed administrative services for CME Media Enterprises B.V. ("CME BV"), a subsidiary of the Company, pursuant to a services agreement dated as of April 1, 1994 (and subsequently extended) (the "Services Agreement"). Under the Services Agreement, CME BV had agreed to reimburse RSLAG for its costs (including the costs of employees) incurred in providing administrative services to the Company. The costs of such services that could have been requested from time to time by the Company pursuant to the Services Agreement were at a rate that could reasonably have been expected to be charged by an unaffiliated third party. During the fiscal year ended December 31, 1998, the Company paid $15,013 to RSLAG under the Services Agreement. The Services Agreement was not negotiated on an arm's length basis. The Company believes, however, that the terms of the Services Agreement were at least as favorable to the Company as those it could have negotiated with unrelated parties. Andrew Gaspar, a former director of the Company, was the president of the corporate general partner of RSLAG, and Ronald S. Lauder was a limited partner, but held a majority of the economic interests in RSLAG. The Services Agreement is no longer in effect.

         Mr. Gaspar had a services agreement with the Company which expired in October 1998. Pursuant to the agreement, the Company paid $125,000 per year to a corporation owned by Mr. Gaspar and members of his family for services performed by him outside of the United States. The agreement contained prohibitions on the disclosure of confidential information and a non-compete covenant which has a term of two years after its termination.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company at its principal executive office a reasonable time before the Company begins to print and mail its proxy material for the next annual general meeting of shareholders in order to be considered for inclusion in proxy materials distributed in connection with such meeting.

         The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next annual general meeting of shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office a reasonable time before the Company mails its proxy materials for such meeting and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

                                  MISCELLANEOUS

         Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual Meeting of Shareholders is permitted to be presented at the Meeting.

         The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. In addition, Georgeson Shareholder Communications Corporation has been engaged by the Company to act as proxy solicitors and will receive fees of $3,000, plus expenses. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 is being mailed to shareholders simultaneously with this Proxy Statement.

                                          By order of the Board of Directors,

                                          NICOLAS G. TROLLOPE
                                          Secretary
Hamilton, Bermuda
November 17, 1999

                                                                       EXHIBIT A

     PROPOSED AMENDMENTS TO THE COMPANY'S BYE-LAWS TO EFFECT A ONE-FOR-EIGHT
               REVERSE STOCK SPLIT OF THE COMPANY'S CLASS A COMMON STOCK,
                   CLASS B COMMON STOCK AND PREFERRED STOCK

         Bye-law 3(1), proposed to be amended, currently provides as follows:

Bye-law 3(1)

         3.(1) The capital of the Company shall be divided into three classes of shares, namely:

               (a) 100,000,000 Shares of Class A Common Stock, par value $.01 per share ("Class A Shares");

               (b) 15,000,000 Shares of Class B Common Stock, par value $.01 per share ("Class B Shares"); and

               (c) 5,000,000 Shares of Preferred Stock, par value $.01 per share ("Preferred Shares")

               The Class A shares and the Class B Shares are together referred to as the "Common Shares".

         If the proposal is adopted, Bye-law 3(1), in its entirety would provide as follows:

Bye-law 3(1)

         3.(1) The capital of the Company shall be divided into three classes of shares, namely:

               (a) 100,000,000 Shares of Class A Common Stock, par value $0.08 per share ("Class A Shares");

               (b) 15,000,000 Shares of Class B Common Stock, par value $0.08 per share ("Class B Shares");

               (c) 5,000,000 Shares of Preferred Stock, par value $0.08 per share ("Preferred Shares").

               The Class A Shares and the Class B shares are together referred to as the "Common Shares".

                                                                       EXHIBIT B

           PROPOSED AMENDMENTS TO THE COMPANY'S BYE-LAWS CONCERNING
        THE ABILITY OF THE DIRECTORS TO (i) SET THE MAXIMUM NUMBER OF
         DIRECTORS AND (ii) FILL VACANCIES ON THE BOARD OF DIRECTORS

Bye-laws 86(1), 86(2), 86(5) and 86(6) proposed to be amended, currently provide as follows:

Bye-law 86(1)

         Bye law 86(1) currently provides:

                  86. (1) Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three
                  (3). At all times, at least two (2) Directors shall be independent directors. There shall be no maximum number of Directors. The Directors shall be elected or appointed by ordinary resolution in the first place at the statutory meeting of Members and thereafter at each annual general meeting of the Company subject to Bye-law 87 and shall hold office until the next appointment of Directors or until their successors are elected or appointed. Any general meeting may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

         If amended, as proposed, the new Bye-law 86(1) would read as follows:

                  86. (1) Unless otherwise determined by the Board of Directors, the number of Directors shall not be less than three (3). At all times, at least two (2) Directors shall be independent directors. The Directors shall be elected or appointed by ordinary resolution in the first place at the statutory meeting of Members and thereafter at each annual general meeting of the Company subject to Bye-law 87 and shall hold office until the next appointment of Directors or until their successors are elected or appointed.

Bye-law 86(2)

         By-law 86(2) currently provides:

                  86. (2) The Directors shall have the power from time to time and at any time to appoint any person as a Director either to fill a casual vacancy on the Board or as an addition to the existing Board but so that the number of Directors so appointed shall not exceed any maximum number determined from time to time by the Members in general meeting. Any Director so appointed by the Board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election at that meeting.

         If amended, as proposed, the new Bye-law 86(2) would read as follows:

                  86. (2) The Directors shall have the power from time to time and at any time to appoint any person as a Director either to fill a casual vacancy on the Board or as an addition to the existing Board but so that the number of Directors so appointed shall not exceed any maximum number determined from time to time by the Board of Directors. Any Director so appointed by the Board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election at that meeting.

Bye-law 86(5)

         By-law 86(5) currently provides:

                  86. (5) A vacancy on the Board created by the removal of a Director under the provision of subparagraph (4) above may be filled by the election or appointment by the Members at the meeting at which such Director is removed to hold office until the next appointment of directors or until their successors are elected or appointed or, in the absence of such election or appointment such general meeting may authorise the Board to fill any vacancy in the number left unfilled.

         If amended, as proposed, the new Bye-law 86(5) would read as follows:

                  86. (5) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (4) above may be filled by the election or appointment by the Members at the meeting at which such Director is removed to hold office until the next appointment of Directors or until their successors are elected or appointed or, in the absence of such election or appointment the Board of Directors may fill any vacancy in the number left unfilled.

Bye-law 86(6)

         By-law 86(6) currently provides:

                  86. (6) The Company may from time to time in general meeting by ordinary resolution increase or reduce the number of Directors but so that the number of Directors shall never be less than two (2).

         If amended, as proposed, the new Bye-law 86(6) would read as follows:

                  86. (6) The Board of Directors may from time to time increase or reduce the number of Directors but so that the number of Directors shall never be less than two (2).

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
       PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS--DECEMBER 14, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Nicolas G. Trollope, Michael Ashford, Anthony Whaley and Kevin Butler, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on October 29, 1999 at the Annual General Meeting of Shareholders to be held at the offices of Conyers Dill & Pearman, Clarendon House, Church Street, Hamilton HM CX, Bermuda on Tuesday, December 14, 1999, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

1. The election of seven directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:

      |_| FOR all nominees listed below     |_| WITHHOLD AUTHORITY to vote for
          (except as indicated below)           the nominees listed below

RONALD S. LAUDER, FREDERIC T. KLINKHAMMER, PETER R. GOLDSCHEIDER, ROBERT R. GRUSKY, NICOLAS G. TROLLOPE, JACOB Z. SCHUSTER, AND MARIE-MONIQUE STECKEL

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name on this line:

         -----------------------------------------------------------------
2. The approval of a proposal to amend the Company's Bye-laws to effect a one-for-eight reverse stock split of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock, and in connection with the reverse stock split, to increase the authorized share capital of the Company.

         |_|    FOR               |_|    AGAINST                |_|    ABSTAIN

3. The approval of a proposal to amend the Company's Bye-laws to permit the Board of Directors to (i) set the maximum number of directors to serve on the Board of Directors and (ii) fill vacancies on the Board of Directors.

         |_|    FOR               |_|    AGAINST                |_|    ABSTAIN

4. The adoption of the financial statements of the Company and the auditors' report thereon for the Company's fiscal year ended December 31, 1998.

         |_|    FOR               |_|    AGAINST                |_|    ABSTAIN

5. The appointment of Arthur Andersen & Co. as independent auditors of the Company and the authorization of the Board of Directors to approve the auditors' fee.

         |_|    FOR               |_|    AGAINST                |_|    ABSTAIN

         This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the SEVEN named individuals as directors, (ii) FOR the approval of the proposal to amend the Company's Bye-laws to effect a one-for-eight reverse stock split of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock, and in connection with the reverse stock split, to increase the authorized share capital of the Company, (iii) FOR the approval of the proposal to permit the Board of Directors to (a) set the maximum number of directors to serve on the Board of Directors and (b) fill vacancies on the Board of Directors, (iv) FOR the adoption of the financial statements of the Company and the auditors' report thereon for the Company's fiscal year ended December 31, 1998, and (v) FOR the appointment of Arthur Andersen & Co. as independent auditors of the Company for the 1999 fiscal year and the authorization of the Board of Directors to approve the auditors' fee.

         Shares cannot be voted unless this proxy card is signed and returned or shares are voted by telephone or in person at the Annual General Meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on December 14, 1999, and the Proxy Statement, dated November 17, 1999 prior to the signing of this proxy.

                       Dated _____________________ , 1999

         Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.

   PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.